SUMMARY OF PRINCIPAL TERMS OF ORAL AGREEMENT BY AND BETWEEN
LOU TORIO AND FREZER, INC. Dated February 23, 2006

1.

For a period of six months beginning on February 23, 2006, Lou Torio shall assist Frezer, Inc. in the Company’s efforts to locate potential stem cell banking facilities sites in San Diego, CA and Las Vegas, NV.

2.

As consideration to Lou Torio for entering into this agreement, Frezer Inc. Lou Torio shall receive 150,000 shares of common stock.

3.

A legend shall be placed on the certificate that evidences the shares of common stock issued to Lou Torio pursuant to this agreement stating that the shares of common stock have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the shares of common stock.

4.

There is no risk of forfeiture of the shares by Mr. Torio in the event that no such potential stem cell banking facilities sites are located through his efforts.